As of November 13, 2009

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Ladies and Gentlemen:

 The undersigned hereby authorizes each of William L. Horton, Jr.,

Jane Schapker and Mary Louise Weber to execute and file, on

behalf of the undersigned, any and all reports regarding transactions in the equity securities of Verizon Communications Inc. pursuant to

Section 16 of the Securities Exchange Act of 1934, as amended.  This authority will remain in full force and effect until further written notice.

                        /s/ Francis J. Shammo

    ______________________________

    Francis J. Shammo